Exhibit 5

Joint Filing Agreement

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duly executed this joint filing agreement as of the date set forth below.

Date: December 27, 2024

PGIM STRATEGIC INVESTMENTS, INC.

By:	/s/ Andrew French
Name:	Andrew French
Title:	Attorney-in-Fact

PRUCO LIFE INSURANCE COMPANY

By:	/ s/ Andrew French
Name:	Andrew French
Title:	Attorney-in-Fact

The Prudential Insurance Company of America

By:	/ s/ Andrew French
Name:	Andrew French
Title:	Attorney-in-Fact

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Andrew French
Name:	Andrew French
Title:	Second Vice President